EXHIBIT 99.1

PRESS RELEASE

EDUCATIONAL DEVELOPMENT CORPORATION

ANNOUNCES FISCAL SECOND QUARTER AND FISCAL 2024 YEAR-TO-DATE RESULTS

TULSA, OK, October 12, 2023—Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC), a publishing company specializing in books and educational products for children, today reports financial results for the second quarter and year-to-date ended August 31, 2023.

Second Quarter Summary Compared to the Prior Year Second Quarter

●	Net revenues of $10.6 million, a decrease of $8.8 million, or 45.4%, compared to $19.4 million.
●	Average active PaperPie Brand Partners totaled 18,100 compared to 26,800.
●	Earnings (loss) before income taxes of $1.5 million, an increase of $2.6 million, or 236.4%, compared to $(1.1) million.
●	Net earnings (loss) totaled $1.1 million, compared to $(0.8) million, an increase of $1.9 million, or 237.5%.
●	Earnings (loss) per share totaled $0.13, compared to $(0.10), up 230.0% on a fully diluted basis.

Year-to-Date Summary Compared to the Prior Year

●	Net revenues of $25.1 million, a decrease of $17.5 million, or 41.1%, compared to $42.6 million.
●	Average active PaperPie Brand Partners totaled 20,600 compared to 29,500.
●	Earnings (loss) before income taxes of $0.3 million, an increase of $1.1 million, or 137.5%, compared to $(0.8) million.
●	Net earnings (loss) totaled $0.2 million, compared to $(0.6) million, an increase of $0.8 million, or 133.3%.
●	Earnings (loss) per share totaled $0.02, compared to $(0.07), up 128.6% on a fully diluted basis.

Per Mr. Craig White, President and CEO of Educational Development Corporation, “Our PaperPie division’s second quarter net revenues decreased $6.6 million from the second quarter of last year, primarily due to the decrease in active Brand Partners, which is our key indicator of sales volumes for this division. The decline in Brand Partners began in the fourth quarter of fiscal 2023 primarily due to the new distribution agreement with Usborne Publishing Limited executed in May 2022. Under the new agreement, we committed to rebrand our direct sales division by the end of the 2022 calendar year and launched our new name “PaperPie” starting in January of this year. This rebranding process distracted our Brand Partners from their selling and recruiting efforts.”

“During the second quarter, as expected, we saw a stabilization in our active Brand Partner levels. We were pleased to see our Brand Partner levels starting to climb in August and our percentage of active Brand Partners selling has returned to pre-pandemic levels, albeit at lower overall Brand Partner numbers. Our Brand Partners at leader levels remain above pre-pandemic levels which gives us confidence in revenue growth and recruiting growth going into the Fall, which is our busiest selling season.”

“Our Publishing division’s net revenues decreased $2.2 million between the periods due to the stoppage of distribution of Usborne products to retail customers. The decrease in Usborne sales was offset by an increase in sales of our Kane Miller and Learning Wrap-Ups products of $0.4 million and the additional sales from our new product line, SmartLab Toys, totaling approximately $0.2 million. The increase in Kane Miller and Learning Wrap-Ups product sales was driven by an opportunity to supply a state associated non-profit with 55,000 books and 44,000 Wrap-Ups during the second quarter of this year. We continue to see growth and positive feedback from the introduction of our SmartLab Toys product line and have expectations that this product line, along with Kane Miller and Learning Wrap-Ups products, will grow to offset the Usborne product sales loss within this division.”

“During the second quarter, we experienced a one-time issue that impacted our bottom-line profits. In August we received approximately $3.8 million of Employee Retention Credit (“ERC”) from amending our payroll tax returns from fiscal 2021 and 2022. The ERC is a refundable tax credit outlined in the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). These funds are reflected in other income and positively impacted our second quarter and year-to-date results.”

“Another positive change in the quarter was the execution of our Line of Credit renewal with our Bank. Under the terms of the renewal, the Bank agreed to remove the Fixed Charge Ratio and debt acceleration clauses in the Credit Agreement. These changes allowed us to reclassify our Term Notes back to long-term within the financial statements,” concluded Mr. White.

Pre-COVID, COVID Impacted and Current Year Comparison

Due to the significant impacts of the COVID-19 pandemic on our business in previous years, we are providing the additional tables below to show pre-COVID, COVID impacted and current financial results for the fiscal year-to-date and fiscal second quarter:

QUARTERLY RESULTS (SECOND FISCAL QUARTER)
	Pre-COVID	COVID Impacted	COVID Impacted	COVID Impacted	Current Year
Period	Q2 FY 2020	Q2 FY 2021	Q2 FY 2022	Q2 FY 2023	Q2 FY 2024
Average # of Brand Partners	33,600	45,400	46,100	26,800	18,100
Net Revenues	24,438,000	59,250,100	32,994,400	19,418,300	10,593,100
Net Earnings (Loss)	1,007,600	4,255,000	1,898,200	(801,900)	1,061,700
After tax profit %	4.1%	7.2%	5.8%	(4.1%)	10.0%

YEAR-TO-DATE RESULTS (THROUGH SECOND FISCAL QUARTER)
	Pre-COVID	COVID Impacted	COVID Impacted	COVID Impacted	Current Year
Period	FY 2020	FY 2021	FY 2022	FY 2023	FY 2024
Average # of Brand Partners	32,600	39,300	50,200	29,500	20,600
Net Revenues	52,025,400	97,541,800	73,802,300	42,579,200	25,117,100
Net Earnings (Loss)	2,371,200	6,186,100	5,336,300	(586,100)	188,900
After tax profit %	4.6%	6.3%	7.2%	(1.4%)	0.8%

PaperPie net revenues decreased $6.6 million, or 41.5%, to $9.3 million during the three months ended August 31, 2023, when compared to $15.9 million during the same period a year ago. The average number of active Brand Partners in the second quarter of fiscal 2024 was 18,100, a decrease of 8,700, or 32.5%, from 26,800 average active Brand Partners selling in the second quarter of fiscal 2023.

Publishing net revenues decreased $2.2 million, or 62.9%, to $1.3 million during the three months ended August 31, 2023, when compared to $3.5 million during the same period a year ago. The decrease in Publishing sales resulted from the stoppage of Usborne product sales, partially offset by increased sales of Kane Miller, Learning Wrap-Ups and SmartLab Toys.

Net inventories decreased to $61.9 million as of August 31, 2023 from $63.8 million as of February 28, 2023. In addition, the Company’s credit card processor began to withhold cash reserves in August of approximately $1.1 million, which was increased to $1.5 million in September and scheduled to increase to $2.0 million in October. The reserve position is listed as Restricted Cash on the Company’s financial statements.

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
	Three Months Ended August 31,		Six Months Ended August 31,
	2023	2022	2023	2022
NET REVENUES	$10,593,100	$19,418,300	$25,117,100	$42,579,200

EARNINGS (LOSS) BEFORE INCOME TAXES	1,452,900	(1,105,600)	252,300	(820,400)

INCOME TAX EXPENSE (BENEFIT)	391,200	(303,700)	63,400	(234,300)
NET EARNINGS (LOSS)	$1,061,700	$(801,900)	$188,900	$(586,100)

WEIGHTED AVERAGE NUMBER OF COMMON AND EQUIVALENT SHARES OUTSTANDING
Basic	8,269,771	8,081,807	8,273,910	8,084,117
Diluted	8,269,771	8,081,807	8,283,221	8,084,117

Fiscal 2024 Second Quarter Earnings Call

EDC’s President and Chief Executive Officer, Craig White, Chief Sales and Marketing Officer, Heather Cobb, and Chief Financial Officer, Dan O’Keefe, will host its Second Quarter Fiscal 2024 Earnings Call, followed by a question-and-answer period where they will be joined by the Company’s Executive Chairman, Randall White.

Date: Thursday, October 12, 2023

Time: 3:30 PM CT (4:30 PM ET)

Dial-in number: (888) 396-8049

Conference ID: 68788735

The conference call will be broadcast live and audio replays will be available following the event at www.edcpub.com/investors.

About Educational Development Corporation (EDC)

EDC began as a publishing company specializing in books for children. EDC is the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); Learning Wrap-Ups, maker of educational manipulatives; and SmartLab Toys, maker of STEAM-based toys and games. EDC is also the exclusive United States MLM distributor of Usborne Publishing Limited (“Usborne”) children’s books. EDC-owned products are sold via 4,000 retail outlets and EDC and Usborne products are offered by independent Brand Partners who hold book showings through social media, book fairs with schools and public libraries, in individual homes, as well as other in-person events and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522

Investor Relations:

Three Part Advisors, LLC

Steven Hooser or Jean Marie Young, (214) 872-2710

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new Brand Partners, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, the COVID-19 pandemic, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 28, 2023, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 28, 2023 and speak only as of the date of this Press Release. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.